Exhibit (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 24, 2010 and the related Letter of Transmittal and any other related materials and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Class A Convertible Common Stock
of
American Italian Pasta Company
at
$53.00 Net Per Share
by
Excelsior Acquisition Co.,
a wholly owned subsidiary of
Ralcorp Holdings, Inc.

Excelsior Acquisition Co., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), is offering to purchase all of the issued and outstanding shares of Class A Convertible Common Stock, par value $0.001 per share (the “Shares”), of American Italian Pasta Company, a Delaware corporation (the “Company”), at a price of $53.00 per Share to the sellers thereof in cash (the “Offer Price”) without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 24, 2010 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., as depositary for the Offer (the “Depositary”), will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Ralcorp or Purchaser will pay all charges and expenses of the Depositary, Georgeson Inc., which is acting as information agent for the Offer (the “Information Agent”), and Credit Suisse Securities (USA) LLC, which is acting as dealer manager for the Offer (the “Dealer Manager”), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, JULY 22, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is not subject to any financing condition. The Offer is subject to a number of conditions as set forth in the Merger Agreement (as defined below), including: (i) that there be validly tendered in accordance with the terms of the Offer, immediately prior to the expiration date of the Offer and not withdrawn, a number of Shares, together with the Shares then owned by Ralcorp and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (assuming conversion or exercise of all derivative securities or other rights to acquire Company common stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”); (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iii) other customary conditions. See Section 15 — “Conditions to Purchaser’s Obligations” in the Offer to Purchase for a description of all of the conditions to the Offer.

The Offer is being made in connection with the Agreement and Plan of Merger dated as of June 20, 2010 (the “Merger Agreement”), by and among Ralcorp, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger (the “Effective Time”), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Ralcorp, and the separate corporate existence of Purchaser will cease. The Merger Agreement is more fully described in Section 13 — “The Merger Agreement” of the Offer to Purchase.

At the Effective Time, each share of Company common stock outstanding immediately prior to the Effective Time (other than (a) shares of Company common stock held in the treasury of the Company or owned by Ralcorp or any of its subsidiaries and (b) shares of Company common stock held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their right to be paid the fair value of such shares of Company common stock (“Appraisal Shares”) in accordance with the provisions of the DGCL, which Appraisal Shares will only be entitled to the rights granted under the DGCL), will automatically be cancelled and converted into and become the right to receive an amount of cash, without interest, equal to the Offer Price, less any required withholding taxes. See Section 17 — “Appraisal Rights” in the Offer to Purchase.

The Company’s Board of Directors unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of Delaware law, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price for the Shares with the Depositary, which will act as agent for tendering stockholders of the Company for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders of the Company.

In order for you to tender Shares in the Offer, (i) the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date (as defined below), and (ii) you must either (a) deliver Share certificates to the Depositary or cause the Shares to be tendered pursuant to the procedure for book-entry transfer, and the Depositary must receive Book-Entry Confirmation (as defined in the Letter of Transmittal), in each case, on or prior to the Expiration Date, or (b) comply with the guaranteed delivery procedures, as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Subject to the provisions of the Merger Agreement, (i) Purchaser shall, without the consent of the Company, have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer or any period required by applicable law and (ii) Purchaser shall extend the Offer if any of the conditions to the Offer set forth in the Merger Agreement are not satisfied or waived on any scheduled Expiration Date, for one or more periods (each in the reasonable judgment of Purchaser for the minimum period of time reasonably expected by Purchaser to be required to satisfy such conditions but in any event not in excess of 20 business days each) until such conditions are satisfied or waived, provided that Purchaser is not required to extend the Offer beyond the termination of the Merger; provided, in each case (a) if, at the initial Expiration Date all of the conditions to the Offer, except for the Minimum Condition, are satisfied or have been waived, Purchaser will only be required to extend the Offer and its expiration date beyond the initial Expiration Date for one or more periods not to exceed an aggregate of 20 business days and (b) in no event will the Purchaser be required to extend the Offer beyond October 15, 2010. Notwithstanding the foregoing, Purchaser’s ability or obligation to extend the Offer is subject to the parties’ rights to terminate the Merger Agreement in accordance with its terms.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any condition to the Offer and to make any change to the terms and conditions of the Offer Price; provided that, pursuant to the Merger

Agreement, Purchaser has agreed that it will not, without the prior consent of the Company, (i) waive or amend the Minimum Condition or (ii) make any change in the form of consideration to be paid pursuant to the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose conditions to the Offer in addition to those set forth in the Merger Agreement or modify the conditions set forth in the Merger Agreement, which are summarized in Section 15 — “Conditions to Purchaser’s Obligations” of the Offer to Purchase, in any manner materially adverse to the holders of Shares.

Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the stockholder’s right to withdraw the Shares. Stockholders of the Company may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4 — “Withdrawal Rights” of the Offer to Purchase. “Expiration Date” means 12:00 midnight, New York City time, at the end of Thursday, July 22, 2010, unless Purchaser determines to extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

Under Rule 14d-11 of the General Rules and Regulations under the Exchange Act, Purchaser, subject to certain conditions, may provide a subsequent offering period of at least three business days (as “business days” is defined under Exchange Act Rule 14d-1(g)(3)) following the Expiration Date. If included, a subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already would have been completed. Following the completion of the Offer, Purchaser may provide a subsequent offering period in the event that Ralcorp and Purchaser then own less than 90% of all outstanding Shares.

Other than during a subsequent offering period, Shares that have been previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), unless accepted for payment as provided in the Offer to Purchase, may be withdrawn at any time after August 23, 2010. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. If acceptance for payment of Shares tendered in the Offer is delayed for any reason, the Depositary may retain tendered Shares, and they may not be withdrawn, except to the extent that the stockholder is entitled to, and duly exercises, withdrawal rights as described in Section 4 — “Withdrawal Rights” of the Offer to Purchase.

For a withdrawal to be effective, a written or facsimile transmission notice should be delivered to the Depositary at one of its addresses or fax numbers set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. Prior to the physical release of Share certificates, the serial numbers shown on the particular Share certificates evidencing Shares to be withdrawn should be submitted, and an Eligible Institution (as defined in the Letter of Transmittal) must medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary. A withdrawal of Shares cannot be rescinded. Any withdrawn Shares will be considered not validly tendered for purposes of the Offer, but it is possible to tender the Shares again at any time before the Expiration Date by following any of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. None of Ralcorp, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. See Section 5 — “Material U.S. Federal Income Tax Consequences” in the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Ralcorp with the Company’s stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully, and in its entirety, before any decision is made with respect to the Offer.

Any questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call: (212) 440-9800
All Other Toll Free: (866) 219-9786

The Dealer Manager for the Offer is:

Eleven Madison Avenue
New York, New York 10010-3629
Toll Free: (888) 537-4893

June 24, 2010

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